Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXECUTION VERSION

MASTER SERVICES AGREEMENT
Between
SAMSUNG BIOLOGICS CO., LTD.
and
IMMUNOMEDICS, INC.

Table of Contents
Section 1DEFINITIONS    1
Section 2RELATED AGREEMENTS AND EXHIBITS    8
Section 3MANAGEMENT OF SERVICE    9
Section 4SERVICES    13
Section 5SERVICE DESCRIPTIONS    15
Section 6CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT    22
Section 7REGULATORY APPROVALS AND INSPECTIONS.    24
Section 8QUALITY COMPLIANCE    25
Section 9CONSIDERATION AND PAYMENT TERMS    26
Section 10CONFIDENTIALITY    28
Section 11OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY    31
Section 12WARRANTIES.    32
Section 13INDEMNIFICATION    34
Section 14DISCLAIMER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY    35
Section 15TERM AND TERMINATION OF AGREEMENT    35
Section 16ARBITRATION    40
Section 17MISCELLANEOUS    41

MASTER SERVICES AGREEMENT
This Master Services Agreement (this “MSA”) is made and entered into as of the date of last signature below (the “Effective Date”) by and between Immunomedics, Inc., a Delaware corporation having its principal place of business at 300 The American Rd, Morris Plains, NJ 07950 (“Client”), and Samsung BioLogics Co., Ltd., a company with offices at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea (“SBL”). Client and SBL are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Client and SBL wish to enter into a business relationship whereby SBL will provide Client with certain biologics manufacturing and/or development services;
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and for other valuable consideration, the Parties agree as follows:
Section 1DEFINITIONS
Each of the following capitalized terms as used in this MSA, whether in the singular or plural, shall have the respective meanings set forth below.
1.1    “Acceptance Procedure” means the review of the Batch Related Documents and any additional test(s) of a Batch of Product which are performed to verify that the Product delivered meets the Specifications and complies with Regulatory Authority requirements, which are conducted by Client or its designee after SBL’s release of a Batch of Product, to determine whether to accept the same, in accordance with the applicable PSA and QAG.
1.2    “Affected Party” is defined in Section 17.3.
1.3    “Affiliate” means any corporation, company, partnership or other entity which directly or indirectly, controls, is controlled by or is under common control with either Party hereto. A corporation or other entity shall be regarded as controlling another corporation or other entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other entity, or if possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.
1.4    “Applicable Laws” means any and all applicable laws of any jurisdiction which are applicable to any of the Parties in carrying out activities described in this MSA or any PSAs that may be in effect from time to time, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, directions, directives and orders of any Regulatory Authority, statutory authority, stock exchange, securities regulatory agency, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.
1.5    “Background IP” means any Intellectual Property related to a Product and/or its use, or the Manufacture of such Product, in each case, which is owned and/or controlled by a Party prior to the Effective Date or outside or not relating to the performance of the MSA.
1.6    “Batch” means the quantity of Product Manufactured by SBL which results from a single run of the applicable Manufacturing Process, which amounts and batch size shall be set forth in the applicable PSA.
1.7    “Batch Record” is defined in the applicable QAG.
1.8    “Batch Related Documents” means Manufacturing Documentation in support of SBL’s release of a Product, including analytical raw data, Certificates of Analysis, executed master batch records, and such other documents as reasonably requested by Client to enable the release of a Product in conformance with the applicable QAG.
1.9    “Binding Year” shall be defined in the applicable PSA.
1.10    “Business Day” means a day on which commercial banks are open for business in the Republic of Korea.
1.11    “Calendar Year” means each period of twelve (12) consecutive calendar months beginning on January 1.
1.12    “Cell Line” means in respect of a given Product, the cell bank vials supplied or otherwise made available to SBL by Client to perform the Services.
1.13    “Certificate of Analysis” is defined in the applicable QAG.
1.14    “Certificate of Compliance” is defined in the applicable QAG.
1.15    “Change” is defined in Section 6.1.
1.16    “Client” is defined in the preamble.
1.17    “Client Materials” means reagents and other materials supplied by Client or its third party supplier to SBL to be used in the Services hereunder, as each is further defined in the applicable PSA and/or applicable QAG.
1.18    “Client Technology” means know-how, technology, research and other information of Client including and relating to the Manufacturing Process, SOPs, analytical methods, quality control analysis, specifications, transportation and storage requirements provided by Client to SBL in connection with this MSA and any applicable PSA.
1.19    “Clinical Product” means a Drug Substance or Drug Product which contains a Product Manufactured by SBL pursuant to a PSA and which is to be used by Client in a research study or studies that prospectively assigns human participants or groups of humans to one or more health-related interventions to evaluate the effects on health outcomes.
1.20    “Commercial Product” means a Drug Substance or Drug Product which contains a Product Manufactured by SBL which is intended for commercial sale and use by humans and for importation or exportation into countries or regions designated in each PSA.
1.21    “Commercially Reasonable Efforts” means with respect to an activity to be carried out by a Party pursuant to this MSA, the carrying out of such activity in a diligent manner, and using efforts and resources comparable to the efforts and resources commonly used in the contract manufacturing of biologics (in the case of SBL) or in the biopharmaceutical industry (in the case of Client) by companies with resources and expertise similar to those of such Party.
1.22    “Common Raw Materials” is defined in Section 5.3.1.
1.23    “Confidential Information” means any data, know-how and other information, whether technical or non-technical disclosed by one Party (hereinafter the “Disclosing Party”) or otherwise became known to the other Party (hereinafter the “Receiving Party”) hereunder or under the Confidentiality Agreement entered into by the Parties on April 24, 2017 (“Existing CDA”) relating to the subject matter of the MSA, regardless of form or manner of disclosure, i.e., whether disclosed in writing, in electric file or format or in other tangible manner, or orally, visually or in other intangible manner.
1.24    “Control” (including, with correlative meanings, “Controlled”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interest, by contract or otherwise) of that person or entity and/or the ownership of 50% or more of the voting shares of that person or entity.
1.25    “Core Team” is defined in Section 3.3.
1.26    “Current Good Manufacturing Practices” or “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Regulatory Authority, including as promulgated under and in accordance with (i) the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210, 211, 600, 601 and 610, (ii) relevant EU legislation, including European Directive 2003/94/EC or national implementations of that Directive, (iii) relevant guidelines, including the EU Guidelines for Good Manufacturing Practices for Medicinal Products (Eudralex Vol. 4 and Annexes thereto), (iv) International Conference on Harmonisation Good Manufacturing Practice Guide for Active Pharmaceuticals Ingredients and (v) and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the development, manufacture or commercialization of the Product, as applicable, in each case as in effect as of the date such manufacturing for the Product are or were conducted.
1.27    “Damages” means any direct damages, costs, expenses, fines, penalties (including reasonable attorneys’ fees and costs), losses and liabilities.
1.28    “Drug Product” means a finished or intermediate dosage form that contains a Drug Substance, generally, but not necessarily, in association with one or more other ingredients.
1.29    “Drug Substance” means an active ingredient that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or any function of the human body, but does not include intermediates used in the synthesis of such ingredient.
1.30    “Effective Date” is defined in the preamble.
1.31    “EMA” means the European Medicines Agency, or any successor agency.
1.32    “Engineering Batch” means a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Facility as further indicated in the applicable PSA.
1.33    “Facility” means one or more of the manufacturing facilities of SBL where the Services shall be performed, located at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea, which will be further defined in the applicable PSA.
1.34    “FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.35    “Firm Period” shall be defined in the applicable PSA.
1.36    “Force Majeure Event” is defined in Section 17.3.
1.37    “Implementation Plan and Budget” is defined in Section 6.2(b).
1.38    “Indemnified Party” is defined in Section 13.3.
1.39    “Indemnifying Party” is defined in Section 13.3.
1.40    “Intellectual Property” is means (a) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, restorations, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (b) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works; (c) trade secrets, technology, developments, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (d) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, Internet domain names, and all goodwill associated therewith; and (e) all other intellectual property or proprietary rights, in each case whether or not subject to statutory registration or protection.
1.41    “Joint Steering Committee” or “JSC” is defined in Section 3.2.1.
1.42    “Manufacturing” or to “Manufacture” means the manufacturing of the Product, and any services relating to such manufacturing, including, but not limited to, testing, quality control, documentations, archiving, and packaging, and up to release of the Product, to be performed by SBL at the Facility under the MSA and any applicable PSA.
1.43    “Manufacturing Documentation” means with respect to a given Product, the data acquired and generated, documents and records describing or otherwise related to the Manufacturing Process including, without limitation: documents and records consisting of or containing process descriptions, requirements and specifications; Client Materials and Specifications; analytical methods, process trend and variability data; validations protocols and reports; process development reports; Batch Records; Batch Related Documents, and SOPs, including, without limitation, SOP’s for the Raw Materials handling, the Manufacturing operations, equipment operation, in-process, final Product and stability quality control testing, quality assurance, validation, storage and shipping.
1.44    “Manufacturing Process” means, with respect to a given Product, the mutually agreed production process and analytical methods for the Manufacturing of the Product pursuant to the applicable PSA, as summarily described in the applicable QAG and as described in the Manufacturing Documentation, as such process may be changed from time to time in accordance with the MSA.
1.45    “Non-Affected Party” is defined in Section 17.3.
1.46    “Non-Conforming Product” means an entire Batch of Product that fails to conform to the Specifications, cGMP (if applicable), and any/or other mutually agreed upon written express requirements for SBL to follow under the applicable PSA and the applicable QAG.
1.47    “Party” and “Parties” is defined in the preamble.
1.48    “Pilot Batch” means a Batch of Product designated as a pilot Batch which shall not comply with cGMP and is not required to meet the Specifications, unless otherwise agreed in writing by the Parties.
1.49    “Pre-Approval Inspection” means an on-site inspection of the Facility by the Regulatory Authority prior to granting the Regulatory Approval for a Commercial Product as required by various Regulatory Authorities to ensure that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.
1.50    “Process Validation Batch” means a Batch of Commercial Product produced from a process validation run conducted by SBL hereunder to (i) demonstrate and document the consistency and reproducibility of the Manufacturing Process at the Facility, and (ii) support the Regulatory Approval of both the Product Manufactured and the Manufacturing Process at the Facility each as defined in the Project Plan.
1.51    “Product” means a product to be Manufactured by SBL pursuant to this MSA and any applicable PSA.
1.52    “Product Purchase Commitment” is defined in Section 5.7.
1.53    “Product specific agreement” or “PSA” is defined in Section 2.1.
1.54    “Project Management Team Leader” is defined in Section 3.3.2.
1.55    “Project Plan” means a formal, approved document used to guide both project execution and project control. The primary uses of the Project Plan are to document planning assumptions and decisions, facilitate communication among project stakeholders, and document approved scope, cost, and schedule baselines. The Project Plan will contain the description and overall objectives of the Services for Manufacturing a Product and shall include, among other things: (a) JSC and Core Team membership rosters, (b) change request procedures, (c) details, intentions, and deliverables for Technology Transfer, (d) project schedule, (e) detailed procurement plan, as needed, and (f) project budgets and invoicing plans.
1.56    “PSA Effective Date” means the effective date of any PSA governed by this MSA.
1.57    “Purchase Order” is defined in Section 5.6.
1.58    “Quality Agreement” or “QAG” means that certain quality agreement that governs the responsibilities related to quality systems and quality requirements for the Product(s) Manufactured hereunder, including quality control, testing and release of such Product(s) at the Facility entered into by the Parties. Clinical Products and Commercial Products shall have separate QAGs.
1.59    “Raw Materials” means those materials that are used in the Manufacturing Process, including, but not limited to, chemicals, reagents, filters, excipients, disposable consumables, and secondary packaging materials. Raw Materials exclude the Client Materials.
1.60    “Reference Standards” means standard materials prepared by Client and/or SBL in accordance with the applicable QAG.
1.61    “Regulatory Approval” means all approvals, licenses, registrations or authorizations thereof of any national, regional, state or local regulatory agency, department, bureau or other governmental entity in any jurisdiction where a Product is marketed or intended to be marketed, necessary for the manufacture and sale of a Product, which manufacturing includes the Manufacturing of the Products at the Facility.
1.62    “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction responsible for granting the Regulatory Approval.
1.63    “SBL Assignable Error” means: negligence, fraud, recklessness, willful misconduct, [***] or [***] to the extent that SBL has not [***] and [***] or material breach of cGMP (if applicable) on the part of employees, consultants, contractors, sub-contractors, agents or representatives of SBL.
1.64    “Service” or “Services” is defined in Section 2.1.
1.65    “Service Fee” is defined in Section 9.1.
1.66    “Specialized Raw Materials” is defined in Section 5.3.1.
1.67    “Specification(s)” means the criteria for the Products, Client Materials, or Raw Materials, as the case maybe, which details are provided in documentation as reviewed and approved in writing by the Parties.
1.68    “Standard Operating Procedure(s)” or “SOP(s)” means the standard operating procedures established by and mutually agreed upon by both Parties regarding the Manufacturing Process.
1.69    “Technology Transfer” means the activities by the Parties necessary to Manufacture the Product for Client at the Facility as further described in the applicable Project Plan which may include: (i) transfer of the Client Technology, Client Intellectual Property and Client Material from Client to SBL; (ii) implementation of the Manufacturing Process at the Facility, including establishing a small scale Manufacturing Process model at SBL; (iii) Manufacturing Process fit activities, including required small- and large-scale process development and validation work as allocated between the Parties to SBL and process engineering required to modify / equip, qualify and validate the Facility for the Manufacturing of the Commercial Product; (iv) stability testing, if applicable, for the Product required for licensure; (v) comparability testing to the appropriate reference Product, and (vi) regulatory support for Regulatory Approvals, each as further described in the Project Plan.
1.70    “Term” is defined in Section 15.1.
1.71    “Warehouse” means SBL’s warehouse for storage of the Product located at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea.
SECTION 2    RELATED AGREEMENTS AND EXHIBITS
2.1    Product Specific Agreements. Pursuant to one or more product specific agreements entered into and mutually agreed from time to time by duly authorized representatives of the Parties (“Product specific agreements” or “PSAs”), SBL will perform Manufacturing services for Client as specified in such PSAs and applicable Project Plan and in accordance with the terms and conditions of this MSA (“Services”). Each PSA shall refer to this MSA and contain, without limitation, as applicable (i) a high level scope of work of the Services to be performed under such PSA which describes key activities, (ii) a description of the Product for which SBL will perform such Services for Client, (iii) a description of the Cell Line; (iv) fees to be paid to SBL by Client for the Services with a general timing plan for invoicing and a more detailed plan to be in the Project Plan, (v) if the Services pertain to the Manufacture of the Product, the number of batches of Product to be Manufactured by SBL and delivered to Client and the Specifications, (vi) any other deliverables, (vii) the SBL Facility where the Services are to be performed, and (viii) the Regulatory Approvals to be obtained by the Parties. Services shall be governed by the terms and conditions of this MSA, the applicable PSA, and any applicable Quality Agreement. In the event of a conflict between a Quality Agreement and either any provision of this MSA or any PSA, the MSA or PSA shall control except with respect to Product quality terms, in which case, the Quality Agreement will control. In the event of a conflict between any provision of this MSA and the PSA, this MSA shall control, except as explicitly specified in the PSA.
2.2    Project Plan. Concurrently with the execution of a PSA, or within a reasonable time after the PSA effective date, the Parties shall agree upon a Project Plan which will specify in detail the scope and schedule of the Services to be performed pursuant to such PSA, including Technology Transfer and Manufacture. The Project Plan shall also set forth the JSC members (if applicable), Core Team members, and Project Management Team Leader for the Services as well as the frequency and duration of meetings. The Project Plan may be updated as needed by the mutual agreement of the Client and SBL and is governed by and incorporated into the applicable PSA by reference. If there is a conflict between the Project Plan and the applicable PSA, the PSA shall control. If any of the assumptions on which the Parties have relied upon in defining the scope of the activities required to effect the Technology Transfer and/or other Services under a PSA or Project Plan including but not limited to Manufacture, and the associated timeframes, fees, expenditures and costs proves to be invalid, or if for any reason it becomes apparent that additional activities are required as part of or in connection with the Technology Transfer and/or other Services under a PSA or Project Plan including but not limited to Manufacture, the Parties shall (acting reasonably and in good faith) discuss and seek to agree to appropriate revisions to the Technology Transfer activities, and associated timelines and pricing within such Project Plan, and to amend the related PSA as necessary.
2.3    Quality Agreement (QAG). The Parties shall agree upon and finalize a Quality Agreement within a reasonable period of time after each PSA Effective Date (but in any event no later than the start of the engineering run which shall cover such PSA and such Quality Agreement shall be incorporated into the applicable PSA and this MSA. The Quality Agreement may be amended from time to time, subject to the JSC’s approval followed by the Parties’ written agreement pursuant to Section 17.9 (if applicable).
SECTION 3    MANAGEMENT OF SERVICE
3.1    General. Each Party will be responsible for its internal decision making process and for reasonably informing the other Party of decisions affecting the Service in a regular and timely manner. Without limiting the foregoing, the Parties shall establish the joint committees or teams set forth herein to advise the Parties on certain matters including, without limitation, the Facility modification, the Technology Transfer, and optimization of the Manufacturing operation relating to the Products.
3.2    Joint Steering Committee.
3.2.1    Formation and Composition. The applicable Project Plan will set forth a Joint Steering Committee for the applicable Products (the “Joint Steering Committee” or “JSC”) if the Parties mutually agree that such JSC is necessary. The JSC will be a cross-functional committee composed of an equal number of representatives appointed by each of Client and SBL with each of Client and SBL having at least three (3) representatives, and with one (1) representative from each of Client and SBL having oversight for quality activities, and with one (1) representative from each of Client and SBL having oversight for manufacturing and supply chain activities, including the transfer and implementation of the Manufacturing Process at the Facility. Either Party may replace any or all of its representatives at any time. Such Party shall notify, in writing, of such replacement to the other Party.
3.2.2    Responsibilities. The JSC shall (i) establish and oversee the governance structure for the Services including the formation of the subcommittee herein; (ii) monitor any Facility modification and the Technology Transfer and Manufacturing strategy of the Products at the Facility, including strategies for the Regulatory Approval of the Facility to Manufacture the Products; (iii) provide strategic guidance to the Core Team as required by the Project Plan; (iv) conduct high level project stage reviews with the Core Team as required by the Project Plan at appropriate milestones or completion of key deliverables or a sequence of events to review and approve key deliverables, evaluate the Core Team’s progress and performance, all in order to ensure that the Manufacturing Process is being implemented appropriately; (v) advise on and/or resolve business, manufacturing, supply chain, quality, regulatory or other issues unresolved at the Core Team level; (vi) review and recommend for approval by the Parties any changes to the MSA or the applicable PSA; (vii) review and approve, subject to Section 17.9, changes to the Specifications, analytical methods, the Manufacturing Process, the Facility or equipment as escalated to the JSC by the Core Team or by a Party pursuant to Section 3.6 below; (viii) review completion of the Services; (ix) settle disputes or disagreements unresolved by a subcommittee; and (x) perform such other functions as appropriate to further the purposes of the MSA as determined by the Parties.
3.3    Core Team.
3.3.1    Formation and Composition. The applicable Project Plan will set forth a Core Team for the applicable Product (the “Core Team”). The Core Team shall be composed of an equal number of representatives from each of SBL and Client, with at least four (4) representatives appointed by each of Client and SBL. Such representatives will include the Project Management Team Leaders of Client and SBL as well as their representatives from manufacturing, technical operations, supply chain, quality assurance, quality control, regulatory affairs or other individuals with expertise and responsibilities for those functions required to execute the Facility modification, the Technology Transfer and Manufacturing. Either Party may replace any or all of its representatives at any time. Such Party shall notify, in writing, of such replacement to the other Party.
3.3.2    Appointment of Project Management Team Leader. Each Party shall appoint a Project Management Team Leader (each, a “Project Management Team Leader”) to act as the primary contact for such Party in connection with matters related to the Services. Each Project Management Team Leader, unless otherwise mutually agreed by the Parties, shall serve as the leaders of the Core Team. A Party may replace its Project Management Team Leader at any time and from time to time for any reason. Such Party shall notify, in writing, of such replacement to the other Party.
3.3.3    Responsibilities. The Core Team shall (i) develop and maintain the Project Plan and monitor, review and manage the Services according to the MSA and applicable PSA; (ii) conduct project stage reviews with the JSC as required by the Project Plan at appropriate milestones or completion of key deliverables or a sequence of events to review key deliverables, review its progress and performance against plans; (iii) develop a change management process to identify, review and recommend any significant changes in the project scope, time, fee or risk to the JSC; (iv) investigate and resolve business, manufacturing, supply chain, quality, regulatory or other issues arising during the Services; (v) review and escalate to the JSC, as needed, changes to the Project Plan or applicable QAG; (vi) review and recommend to the JSC changes to the Specifications, analytical methods, the Manufacturing Process, the Facility or equipment; (vii) coordinate the activities of the Parties relating to the Manufacturing hereunder, including but not limited to: managing the technical operations and quality aspects of routine manufacturing, conducting Product testing technical operations and quality aspects of routine manufacturing, conducting Product testing and release, and managing supply chain activities including shipping and delivery logistics; (viii) report periodically on operation and quality progress and performance; and (ix) perform such other tasks and undertake such other responsibilities as may be specifically delegated to the Core Team by mutual agreement of the Parties.
3.4    Meetings
3.4.1    JSC. The JSC shall meet by audio or video teleconference as agreed by the JSC or as necessary to make such determinations as may be required of it from time to time. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend such meetings with advance notice to the other Party.
3.4.2    Core Team. The Core Team shall meet by audio or video teleconference as agreed by the Core Team. Any member of the Core Team may designate a substitute to attend and perform the functions of that member at any meeting of the Core Team and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend such meetings with advance notice to the other Party.
3.4.3    Travel Expenses. Each Party shall be responsible for all of its own expenses of traveling to and participating in any joint committee or team meeting, including the JSC and Core Team.
3.5    Decisions. All decisions of JSC, the Core Team and any other joint committee or team formed under the MSA or any applicable PSA, except as expressly set forth herein, shall be made by the unanimous agreement of all of its members or their designated representatives, and shall be reflected in written meeting reports which summarily address topics discussed, shall be responsible for the reserved capacity for one (1) Engineering Batch and five (5) Clinical Batches per Section 5(a)(ii) of this PSA, except to the extent the failure to complete a successful Technology Transfer was due to SBL Assignable Error, and provided that SBL shall use Commercially Reasonable Efforts to mitigate the costs for such reserved capacity in accordance with Section 5.5 of the MSA, including making Commercially Reasonable Efforts to fill open reserved capacity. shall be responsible for the reserved capacity for one (1) Engineering Batch and five (5) Clinical Batches per Section 5(a)(ii) of this PSA, except to the extent the failure to complete a successful Technology Transfer was due to SBL Assignable Error, and provided that SBL shall use Commercially Reasonable Efforts to mitigate the costs for such reserved capacity in accordance with Section 5.5 of the MSA, including making Commercially Reasonable Efforts to fill open reserved capacity. JSC and Core Team shall be subject to approval by the authorized representatives of the Parties; provided, however, that no joint committee or team herein may amend or waive any provision of the MSA or applicable PSA or QAG, including without limitation, the financial terms set forth in Section 9, it being understood that the MSA or any PSA or QAG may be amended, and provisions of the MSA or any PSA or QAG may be waived pursuant to Section 17.9 only.
3.6    Disputes.
3.6.1    General. In the event that the Core Team and any other joint committee or team formed under the MSA or any applicable PSA, is unable, despite the good faith efforts of all members, to resolve a disputed issue that is within the purview of such joint committee or team within ten (10) Business Days of a meeting request by either Party, the disputed issue shall be referred immediately by such joint committee or team to the JSC. If the disputes still cannot be resolved within an additional twenty (20) Business Days of a meeting request by the JSC, the matter shall be handled in accordance with Section 16; provided, however, that SBL shall continue to Manufacture according to the then applicable Purchase Order, as long as the dispute in question (i) does not put at risk SBL’s facilities or personnel, or (ii) is an issue related to quality (which will then be handled in accordance with the QAG).
3.6.2    Project Management Team Leaders. Subject to Section 3.6.1, the Project Management Team Leaders (or their respective designee) will in good faith attempt to mutually resolve in a timely fashion any disagreement with respect to the Services hereunder, which could reasonably affect the quality of the Manufacturing of the Products, including without limitation, the related management processes and operations, control of production planning and scheduling, prioritization decisions, allocation of resources, timing of in-process and release testing, oversight of auxiliary facilities (e.g., in-process tests that need to be conducted at laboratories other than those at the Facility), Facility modification, the Technology Transfer, registration and troubleshooting decisions, and any other matters relating to implementation of the Manufacturing Process and the Manufacturing of the Product hereunder.
SECTION 4    SERVICES
4.1    Services. During the Term, in accordance with and subject to the terms and conditions set forth in this MSA, applicable PSA, and the applicable QAG, SBL shall provide the Services to Client relating to the Product(s). SBL shall complete the Services in accordance with the timelines set forth in the applicable PSA and the Project Plan, and Client shall not withhold support required for SBL to provide such Services, The applicable PSA may be amended by mutual agreement of the Parties pursuant to Section 17.9.
4.2    Compliance with Applicable Law. Subject to the provisions of Section 6 below, SBL shall maintain the Facility in accordance with cGMP and Applicable Laws and in such condition as will allow SBL to Manufacture the Products in accordance with the terms of the MSA, any PSA and the applicable QAG and Applicable Laws. SBL shall perform the Services under the MSA, any PSA and the applicable QAG in conformance of cGMP, if applicable, any requirements of the Regulatory Authorities that shall be mutually agreed upon by the Parties, and all Applicable Laws.
4.3    Project Personnel. SBL shall adequately staff the Facility with personnel necessary (including consultants and contractors), and with sufficient technical expertise, to perform its obligations under the MSA or any PSA. Notwithstanding anything to the contrary and in addition to the JSC and Core Team meetings described in Section 3 above, Client and SBL may arrange for core project personnel to have regular meetings, which shall be by audio or video teleconference. The Project Plan shall specify the frequency and duration of such meetings; provided that the associated costs for meetings requested solely by Client to the extent in excess of the agreed amount under the applicable PSA shall be passed through to Client by SBL.
4.4    Subcontract. SBL may not subcontract any portion of the Services without prior written approval from the Client. In the event SBL subcontracts any portion of the Services, SBL shall be primarily obligated to Client for any subcontracted services as if it were providing the Services itself. All costs associated with activities outsourced to 3rd party contractors (e.g. [***], etc.) will be passed through to Client with an additional [***] percent ([***]%) handling fee.
4.5    Development and Manufacturing Site. Unless otherwise agreed in advance in writing by Client, all Services shall be performed by SBL at the Facility.
4.6    Access to the Facility.
4.6.1    SBL shall accommodate visits by Client personnel in the Facility during operational hours during the Term, upon Client’s request, to coordinate, expedite and guide the Services. Client will provide SBL with written notice at least [***] prior to any visits, and the Parties shall decide on a mutually agreeable date, duration, visitor list, and agenda prior to any such visit, provided, however, that in the event that Client is made aware of or has reasonable cause to suspect any quality issues or technical difficulties with respect to the Services, upon Client’s request, SBL shall provide access as soon as reasonably possible to the Facility for the purpose of investigating or addressing such issues. Additionally, Client may, at no cost to SBL, request up to [***] of its personnel to be on-site at the Facility to observe and consult with SBL during the performance of Services under this MSA and such additional personnel in such numbers as deemed necessary shall be accommodated upon mutual agreement of the Parties. All applicable expenses associated with such on-site Client personnel shall be discussed in advance with Client and such costs as are agreed to between the Parties shall be passed through to Client by SBL.
4.6.2    While at the Facility, Client personnel shall have reasonable access to all areas as are relevant to SBL’s performance of the Services hereunder, provided that SBL may reasonably restrict Client personnel’s access to the Facility as it deems necessary to protect SBL’s Confidential Information and/or to ensure the safety and security of Client and SBL personnel, and visitors pursuant to this Section shall comply with all applicable SBL policies and procedures including but not limited to safety, confidentiality, and cGMP.
4.7    Manufacturing Documentation. SBL shall maintain Manufacturing Documentation to be true and accurate, and shall keep in strict confidence and shall not use for purposes other than providing or performing the Service or other obligations hereunder. SBL shall maintain all such Manufacturing Documentation for at least that period specified in the applicable QAG. Upon written request of Client and at mutually agreeable times, Client shall have the right to review Manufacturing Documentation, including the Batch Records, at the Facility as further defined in the applicable QAG. Client may also request scanned or printed copies of such Manufacturing Documentation, but shall be responsible for reasonable costs associated therewith. SBL shall record, maintain, and disclose such records, data, documentation and other information in the language as so required in the applicable QAG or as so required by a Regulatory Authority and in compliance with Applicable Laws. To the extent necessary, SBL may redact those portions of the Manufacturing Documentation provided pursuant this MSA or any applicable PSA to protect the confidential information of its other clients or third parties, unless such information is required to be disclosed by any applicable Regulatory Authority, in which case, SBL may submit such information directly to the applicable Regulatory Authority. The form and style of Batch documents, including, but not limited to: Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of SBL. Notwithstanding anything to the contrary, SBL SOPs not specific to the Client’s Products may be provided to Client for on-site review if deemed necessary by both SBL and Client. Such SOPs cannot be removed from the SBL premises, copied, photographed or otherwise replicated.
SECTION 5    SERVICE DESCRIPTIONS
5.1    Technology Transfer. The Parties shall make their personnel available to enable the transfer and implementation in accordance with the Project Plan. Client shall transfer, including through SBL’s [***] portal for Technology Transfer, to and grant SBL the [***] set forth below in Section [***] in respect of the [***], and [***] in accordance with the plan, timelines and quantities set forth in the applicable Project Plan.
5.2    Facility Modification and Equipment. Except as otherwise specifically provided herein to the contrary, and upon mutual agreement of the Parties, Client and SBL will agree on what equipment in the Facility is necessary to perform the Services, and if it is necessary or Client deems it necessary to procure additional equipment beyond that which is in the Facility as of the applicable PSA Effective Date, the Core Team shall determine equitable allocation of costs including, as applicable, procurement, validation, installation, maintenance, commissioning, and decommissioning/validation (which determination shall be escalated to the JSC if in dispute). Thereafter, if any additional equipment is necessary, such costs and ownership of such equipment shall be dealt with pursuant to Sections 6.1 and/or 17.9, as applicable. SBL shall modify the Facility and engineer, procure, install, commission, test, qualify, troubleshoot and validate necessary equipment and instruments in order to accommodate Manufacture of the Product at the Facility, as further described in the Project Plan and applicable QAG. Except as provided in this MSA or any applicable PSA, the Facility, Warehouse and all the equipment shall be maintained, tested, validated, calibrated and qualified for their intended use by SBL at SBL’s expenses.
5.3    Raw Materials.
5.3.1    Management. SBL shall procure and maintain a reasonable quantity of the Raw Materials required for the Services in accordance with the MSA and any applicable PSA. On a per-Product basis, the Core Team shall finalize the categorization of the Raw Materials into Raw Materials which shall be used for that specific Product only (“Specialized Raw Materials”), Raw Materials which can be used across multiple products and/or customers (“Common Raw Materials”), and Raw Materials which will not be charged on a cost-plus basis to the Client, and shall attach such list to the applicable PSA. Such list of common and specialized Raw Materials may be amended from time to time, subject to the Parties’ approval pursuant to Section 17.9. During Technology Transfer, the Core Team shall agree on estimates for Raw Materials anticipated to be consumed in the Manufacture of each Batch. SBL will make Commercially Reasonable Efforts to use no more than the Raw Material amounts estimated during Technology Transfer. SBL will be responsible for [***] as determined pursuant to the terms set forth in the applicable PSA. Client and SBL shall mutually agree to strategies regarding Raw Material safety stock and sourcing from qualified vendors. SBL shall notify Client whenever inventories of Specialized Raw Materials become insufficient for the Manufacture of the Product by SBL. In the event SBL is not able to [***] according to an agreed-upon forecast or manufacturing plan due to the Parties’ failure to agree to such strategies, then SBL shall use Commercially Reasonable Efforts to [***] and [***]. Client shall be responsible for the costs of such reserved capacity regardless of whether it is utilized or not, subject to the terms of the applicable PSA.
5.3.2    Data Transfer. Client and SBL shall agree on the Specifications of the Raw Materials, including without limitation analytical methods, supplier information including supplier site information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as further described in the applicable PSA and QAG.
5.3.3    Testing and Evaluation. SBL or vendors qualified by SBL shall perform all testing and evaluation of the Raw Materials as required by the Specifications for the Raw Materials and the cGMPs or as set forth in the applicable PSA and QAG, if applicable.
5.3.4    Storage. SBL shall secure sufficient and suitable cGMP storage facilities and/or equipment at the Facility that meet the Specifications for storage of the Raw Materials; provided that such storage requirements shall be customary within SBL’s industry. SBL shall preserve and protect the Raw Materials from loss and damage while in SBL’s possession, consistent with reasonable technical and business judgment, the Specifications and any relevant SOPs or other instructions provided by Client; provided, however, that SBL shall be responsible for [***] and [***] only to the extent caused by an SBL Assignable Error or as set forth in the applicable PSA. At the end of each calendar year of the relevant PSA, Client shall be responsible for the loss of Raw Material to the extent purchased in reliance on a Purchase Order, Firm Period, or Binding Year which expires or becomes obsolete because Client fails to honor such Purchase Order, Firm Period or Binding Year and SBL cannot reasonably otherwise utilize such Raw Material.
5.3.5    Service Fee Related to Raw Material. Common Raw Materials and Specialized Raw Materials will be charged on a cost-plus basis to Client in accordance with Sections 9.1(ii) and 9.2.2, subject to any changes in the scope of work.
5.4    Client Materials.
5.4.1    Management. Client shall provide, either by itself or through its third party supplier, to SBL free of charge, Client Materials in amounts reasonably necessary to carry out the Services as agreed by the Parties. The applicable PSA shall set forth the exact timing of such provision of Client Materials to SBL. SBL shall make Commercially Reasonable Efforts to import the Client Materials to the Republic of Korea in a timely manner, provided that Client provides reasonable assistance. Delivery conditions for the Client Materials shall be [***] provided that the title to such Client Materials shall remain at all times with the Client. During Technology Transfer, the Core Team shall agree on estimates for Client Material anticipated to be consumed in the Manufacture of each Batch. Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Client Materials used in excess of the agreed-upon estimate; provided, however, that (a) SBL shall be responsible for any [***] to the extent caused by an SBL Assignable Error and (b) notwithstanding anything to the contrary, SBL will not in any circumstance be responsible for any [***] that are [***]. Client and SBL shall mutually agree to strategies regarding Client Material safety stock and sourcing from qualified vendors. Notwithstanding anything to the contrary, in the event SBL is not able to utilize any capacity reserved to Manufacture Product according to an agreed-upon binding forecast or manufacturing plan due to the Parties’ failure to agree to such strategies, then Client shall be responsible for the costs of such reserved capacity regardless of whether it is utilized or not, subject to the terms of the applicable PSA.
5.4.2    Data Transfer. Client shall provide SBL with the Specifications of the Client Materials, including without limitation analytical methods, supplier information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as further described in the applicable QAG.
5.4.3    Testing and Evaluation. SBL shall perform testing of the Client Materials in accordance with the applicable QAG and/or Client’s instruction prior to the performance of the Manufacturing hereunder, in order to determine whether such Client Materials meet the Specification described in the applicable QAG (if applicable). SBL shall inform Client of (a) any damage to the Client Materials received that is visually obvious (e.g., damaged or punctured containers and temperature monitoring results outside of predetermined Specifications) within [***] Business Days after SBL’s receipt of the Client Materials and (b) any non-conformance of the Client Materials to Specification either: (i) within [***] calendar days after SBL’s receipt of the Client Materials or (ii) if release testing of Client Materials is not performed until it is needed for Manufacture, within [***] calendar days after such release testing is performed; or (iii) as otherwise agreed between the Parties. If, prior to performing any Service on the Client Materials, SBL determines that such Client Materials are defective or damaged, SBL shall not perform the Service on such Client Materials and shall follow Client’s written instructions regarding disposal or return of such Client materials to Client, such disposal or return to be at Client’s discretion and cost.
5.4.4    Storage. SBL shall secure sufficient and suitable cGMP storage facilities and/or equipment at the Facility that meet the Specifications for storage of the Client Materials; provided that such storage requirements shall be customary within SBL’s industry. SBL shall preserve and protect the Client Materials from loss and damage while in SBL’s possession, consistent with reasonable technical and business judgment, the Specifications and any relevant SOPs or other instructions provided by Client; provided, that SBL shall only be liable for loss and damage after [***] and [***] in cases of [***]. In all other cases, Client shall be responsible for the [***] of the [***]. Notwithstanding anything to the contrary, SBL shall not in any event be responsible for the Cell Line.
5.4.5    Service Fee Related to Client Material. Handling fees relating to the Client Material will be charged to Client in accordance with Sections 9.1(iii) and 9.2.3.
5.5    Forecasts. For each Commercial Product, the Parties shall determine a mutually agreeable mechanism for forecasting of each Product, which shall be detailed in writing and attached to or included in each relevant PSA. For Clinical Product, the Parties shall agree upon the number and schedule of Batches to be Manufactured by SBL in the applicable PSA.
5.6    Purchase Orders. For each Clinical Product or Commercial Product, Client shall notify SBL in a binding form and procedure to be agreed upon in the applicable PSA requesting a specific amount of Product to be Manufactured (a “Purchase Order”).
5.7    Product Purchase Commitment. As further set forth in a PSA, during the Term the Parties may agree that Client will purchase a minimum quantity of batches of a certain Product in a given year (a “Product Purchase Commitment”).
5.8    Batch Failure during Manufacture.
5.8.1    If, during Manufacture of a Batch and prior to SBL’s batch release, the Core Team determines that a Batch is Non-Conforming Product (a “Batch Failure”), SBL shall take Commercially Reasonable Efforts to [***] (except to the extent prohibited by cGMP or applicable QAG) and [***] on a date to be mutually agreed by the Parties, but no later than [***] (as defined in the applicable PSA) for such Product pursuant to the applicable PSA. which Batch shall be invoiced and paid for as if it were the failed Batch (i.e., Client shall only be invoiced for the Batch actually delivered). Client shall be responsible for the costs and fees of the Raw Materials and Client Materials for the replacement Batch as if it were the failed Batch (i.e., Client shall only be invoiced the applicable cost of the Raw Materials and Client Materials actually used to Manufacture the replacement Batch). Client shall ensure that SBL has adequate Client Materials to Manufacture such Batches. The remedies contained in Section 5.8 of this MSA shall be the sole and exclusive remedies of Client regarding a Batch Failure and a Batch Failure shall not constitute a material breach of this MSA or a PSA unless SBL fails to provide the remedies contained in this Section 5.8 or deliver such replacement Batch within the time period set forth in the applicable PSA.
5.8.2    The Parties shall conduct a root cause analysis of the Batch Failure, which shall be done through SBL’s deviation process and which result will be reviewed and confirmed by the JSC. If either the Core Team does not agree on the Batch Failure root cause, or the JSC does not agree on the results of the Core Team’s Batch Failure root cause analysis, the Parties shall refer to an independent mutually agreed-on laboratory or firm with international repute, acting as a neutral arbiter, to conduct a root cause analysis of the Batch Failure. The costs of the independent laboratory will be shared by the Parties equally; provided, however, that to the extent either Party is determined to be incorrect as to the root cause of the Batch Failure, such Party will be responsible for the reasonable costs of the independent laboratory and must reimburse the other Party for such Party’s share of the reasonable costs incurred with respect to the independent laboratory’s analysis. The decision of the independent laboratory must be in writing and will be binding on the Parties.
5.8.3    The PSA applicable to such Product Batch Failure shall set forth responsibility among the Parties of the following costs in the event of a Batch Failure: (1) the SBL Service Fee to Manufacture the failed Batch; (2) SBL’s costs to procure the Raw Materials used in the failed Batch plus applicable SBL handling fees associated with such Raw Materials; (3) SBL handling fees associated with the applicable Client Materials used in the failed Batch; and (4) Client’s cost to procure the Client Materials used in the failed Batch which amount is to be calculated based on the actual costs of such materials as supported by reasonable documentary evidence (as opposed to the market value thereof) incurred by Client. Notwithstanding anything to the contrary, SBL shall not be responsible in the event of Batch Failure to the extent: (a) Drug Substance that is Client Material pursuant to a Drug Product PSA and (b) Cell Line that is Client Material pursuant to a Drug Substance PSA.
5.8.4     In the event that any of the foregoing procedures results in a Batch being delivered in a different year than the year in which the original Batch was ordered for delivery by Client, the Service Fee for such re-Manufactured Batch shall be the Service Fee set forth in the applicable PSA for such Batch.
5.9    Storage, Packaging and Delivery.
5.9.1    Service Deliverables other than Products. Storage, packaging and delivery of the Service deliverables other than Products Manufactured, and the Products Manufactured hereunder shall be made in accordance with the terms of this MSA, the applicable PSA, Project Plan, QAG and the Applicable Laws.
5.9.2    Products.
(a)    Release by SBL and Acceptance by Client.
(i)    SBL shall perform all testing in accordance with the Specifications of the Product and release the Product in accordance with the terms of the applicable PSA and QAG. Upon such release SBL shall deliver to Client a copy of the Manufacturing Documentation in support of the SBL’s release of the Product for each Batch, including a Certificate of Analysis and Certificate of Compliance and all other Batch Related Documents in accordance with the applicable QAG;
(ii)    Acceptance of Product. Client will complete the Acceptance Procedure and determine the acceptability of such Product in accordance with the applicable QAG and notify SBL of the result within [***] calendar days of Client’s receipt of the Batch Related Documents. Upon Client’s acceptance, SBL will have no liability for such Product, except as set forth in Section 5.9.2(a)(iv) regarding Latent Defect. If Client does not reject such Product within the [***] calendar day period, the Product will be deemed to have been accepted.
(iii)    Non-Conforming. If, during the Acceptance Procedure, any Product is determined by Client or SBL to be Non-Conforming Product, at the option of Client, SBL shall use Commercially Reasonable Efforts to promptly re-Manufacture and deliver to Client the quantity of the Product equivalent to the quantity of Non-Conforming Product as soon as possible and on a date to be mutually agreed by the Parties, but no later [***] (as defined in the applicable PSA) for such Product, and such replacement Batch shall be invoiced and paid for as if it were the original Non-Conforming Product. If SBL does not confirm that such Product is Non-Conforming Product, the Parties shall refer to an independent and mutually agreed-on laboratory or firm with international repute to test the disputed Product. The costs of the independent laboratory will be shared by the Parties equally; provided, however, that to the extent either Party is determined to be incorrect as to whether a Product is a Non-Conforming Product, such Party will be responsible of the reasonable costs incurred for the independent laboratory’s test and must reimburse the other Party for its share of the reasonable costs incurred with respect to the independent laboratory’s test. The decision of the independent laboratory must be in writing and will be binding on the Parties. Section 5.9.2(a) (i) and (ii) shall apply to such replaced Product mutatis mutandis. Responsibility for the costs of such Non-Conforming Product shall be allocated between the Parties as if such Non-Conforming Product is a Batch Failure and Section 5.8.2 – 5.8.4 shall apply to such Non-Conforming Product mutatis mutandis. The remedies contained in this Section 5.9.2 shall be the sole and exclusive remedy of Client in the event of Non-Conforming Product.
(iv)    Latent Defect. After completion of review of the Batch Related Documents, if Client finds any hidden defects of the Product which could not have been reasonably discovered through the review of the Batch Related Documents (“Latent Defect”), Client shall promptly give notice of such claim in writing to SBL. In such case, if the Latent Defect is solely due to SBL Assignable Error, the above Section 5.9.2(a)(iii) and Section 13.1 shall apply provided that Client has no obligation to pay for such replacement Product. If no written claim for Latent Defect is received by SBL within [***] from Client’s discovery of the Latent Defect, the Product shall be deemed as irrevocably accepted. Notwithstanding anything to the contrary, such claim for Latent Defect must be made within [***], or prior to modification of the Product for conjugation, whichever is earlier.
(b)    Delivery. Shipping conditions for the Product Manufactured hereunder shall be [***], unless otherwise agreed to in the applicable PSA. The title to Product hereunder shall be transferred from SBL to Client when the Product is made available at the point of delivery consistent with [***] or the Incoterm set forth in the PSA. The Parties further agree as follows:
(i)    After SBL’s release of the Product and prior to each pick-up by Client or Client’s designated carrier, SBL shall propose to Client a delivery schedule of the Product, in order for the Parties to agree on it in advance for each pick-up. SBL shall schedule Delivery with the carrier selected and paid for by Client;
(ii)    SBL shall not deliver the Product until it has been instructed to by Client in accordance with the applicable QAG. Client shall confirm specific delivery instructions with SBL prior to SBL release. Upon SBL’s release of Product, SBL shall store the Manufactured Product as described in Section 5.9.2(c) and Client shall, in accordance with Section 5.9.2(c)(iii) compensate SBL for storage costs for the Manufactured Product as set forth in the applicable PSA;
(iii)    SBL shall provide Client with invoice, packing lists, supporting export documents as specified by Client by separate delivery and shipment documentation instructions, together with each shipment of the Product (or such other deliverables); and
(iv)    In cooperation with Client and subject to the delivery schedule agreed by the Parties, SBL shall adhere to the first-expire-first-out (FEFO) principle in shipping all released Product.
(c)    Storage, Packaging and Shipping Container.
(i)    Pursuant to the terms of this MSA and any applicable PSA, SBL shall store the Products Manufactured hereunder.
(ii)    SBL shall store, package, label and prepare shipment according to the Specifications for the Product Manufactured hereunder, the applicable QAG and the SOPs, and using storage and/or shipping containers determined in the applicable PSA.
(iii)    If Client does not direct SBL to prepare Manufactured Product to be picked up by Client or Client’s designated carrier with a pick-up date within [***] calendar days after Client’s receipt of the Batch Related Documents (the “Pickup Date”), SBL shall store the Product at the Warehouse, subject to the availability of space and storage conditions, and Client shall pay storage fees to SBL as set forth in Section 9.1 for the period of storage at the Warehouse commencing on the Pickup Date until the actual delivery date. SBL shall be responsible for [***] of Manufactured Product during [***].
SECTION 6    CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT
6.1    Approval for Change. SBL shall not make any change to the Manufacturing Process, the Services, or the Specifications (a “Change”), without the prior written consent of Client in accordance with the applicable PSA and QAG.
6.2    Changes Required by cGMP, Regulatory Authorities or Requested by Client. Except as otherwise expressly set forth to the contrary in the applicable QAG, in the event that cGMP, a Regulatory Authority, Applicable Law, or any other regulatory or legal authority requires, or Client requests, a Change, SBL shall accommodate such requirements or requests, subject to the following:
(a)    In the case of Change(s) requested by Client or for which Client first becomes aware, Client shall promptly notify SBL in writing of the required and/or requested Change(s), and provide information necessary for SBL to evaluate the effect of such Change(s), and SBL shall promptly advise Client as to any (i) additional equipment required, modifications to the Facility or equipment, and/or additional equipment and the Facility qualification and validation requirements; (ii) Manufacturing Process development, transfer, scale-up, testing, qualification, or validation requirements; (iii) regulatory requirements pursuant to such Changes; (iv) changes to the Manufacturing scheduling and/or Product delivery schedule; and (v) other impacts on the Facility or SBL’s ability to Manufacture products (including the Products) in the Facility, if any, which may result from such Change(s). The notification and formal approval procedure of such Changes shall be in accordance with the applicable QAG (i.e., change control procedures) (if applicable). The Parties shall meet in a timely manner to identify and discuss such Changes as appropriate;
(b)    Prior to implementation of any such Change(s), SBL shall provide Client with an estimated plan and budget of the reasonable and necessary costs that would be incurred by SBL as a result of the implementation of any such Change(s), including, but not limited to (i) process and analytical development; (ii) equipment and/or the Facility modifications, qualification, validation, maintenance, and decommissioning/disposal; (iii) process and analytical validation; (iv) document revisions or changes, the Facility, equipment, and system modifications or changes; (v) additional stability testing; and (vi) preparing submissions to Regulatory Authorities (collectively, the “Implementation Plan and Budget”). Following review and approval by Client of such Implementation Plan and Budget, subject to the Core Team’s approval and agreement followed by the Parties’ written agreement pursuant to Section 17.9 (if applicable), SBL shall commence implementation of such Change(s);
(c)    During any such implementation, SBL shall provide Client with regular updates on the progress of implementation. Subject to any timeframe imposed by Applicable Law, SBL shall exercise Commercially Reasonable Efforts to implement the Change according to the Implementation Plan and Budget’s target completion date. SBL shall provide written notice to Client if SBL becomes aware of any cause which may create delay with the implementation of Changes. Following any such notice, both Parties shall discuss an amendment of Implementation Plan and Budget; and
(d)    Upon the approval of the Implementation Plan and Budget for Change(s), both Parties shall negotiate in good faith to determine the allocation of the costs incurred by SBL for the implementation of any such Change(s) between the Parties, in accordance with the following principles:
(i)    the costs for the general Facility Changes required by cGMP, any Regulatory Authority, or any Applicable Laws related to the maintenance of the Manufacturing Facility by SBL as set forth in Section 7.2, shall be borne by SBL, provided that where the Change relates exclusively or partially to the Manufacture of Product, in which case the costs shall be borne by Client fully or proportionately, respectively;
(ii)    the costs for the Changes other than as described in Section 6.2(d)(i) above which are requested by Client and relate solely to the Manufacture of the Product and which are beneficial solely to Client shall be borne by Client; and
(iii)    the costs for the Changes other than as described in Section 6.2(d)(i) and (ii) above shall be discussed in good faith by the Parties to achieve equitable allocation of such costs.
SECTION 7    REGULATORY APPROVALS AND INSPECTIONS.
7.1    Regulatory Approvals. SBL shall provide reasonable assistance and cooperation in order for Client to obtain and maintain the Regulatory Approvals. The out of pocket costs and fees associated with assistance and cooperation, to the extent not detailed in the MSA or PSA shall be borne by Client, or as otherwise mutually agreed between the Parties. As specified in the applicable PSA, the Parties shall agree on which Regulatory Approvals are to be obtained.
7.2    Regulatory Approvals for the Facility. SBL shall, at its cost and expense, obtain and maintain all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity (other than the Regulatory Approvals, which will be obtained or maintained by Client) and subject to Applicable Laws that are required to Manufacture and ship the Product at the Facility and perform the Services.
7.3    Regulatory Inspections. SBL shall facilitate on-site inspections of the Facility conducted by Regulatory Authorities. SBL shall notify Client according to the applicable QAG provisions of any contacts or inquiries by the Regulatory Authorities, including inspections, Pre-Approval Inspections, sample requests, and written correspondence and its result, related to the Product as further defined in the applicable QAG and Client may participate in all such contacts or inquiries. Any out of pocket expenses or costs reasonably incurred by SBL for such inspections, including Pre-Approval Inspections, at the Facility shall be borne by Client.
SECTION 8    QUALITY COMPLIANCE
8.1    Quality Agreement. Both Parties shall adhere to the provisions of the applicable QAG with respect to any given Product and the Parties agree that all elements of quality assurance, quality control and the like shall be governed by the terms and conditions of the applicable QAG. In the event of a conflict between the MSA and the applicable QAG, the MSA shall prevail over those of the applicable QAG with the exception of Product quality-related matters, cGMP and related regulatory requirements in which case, the terms of the applicable QAG shall prevail.
8.2    Records & Audit.
8.2.1    Audit by Client. Upon Client’s request, but no more than [***], SBL shall accept an audit or visit to the Facility and, if necessary, the Warehouse, by Client and allow Client to inspect the Facility and, if necessary, the Warehouse, and Manufacture of the Product during provision of the Services solely to ascertain compliance by SBL with the terms of this MSA or any applicable PSA; provided, however that in the event Client uses a designee, SBL must provide prior written consent. SBL shall be reimbursed for its reasonable costs for audits beyond the audit described in the first sentence of this Section 8.2.1. SBL will make Commercially Reasonable Efforts to require vendors or subcontractor to accept an audit or visit to their facilities by Client upon similar notice as described in Section 8.2.2 below.
8.2.2    Audit Notice. Client shall provide SBL with a written notice at least [***] prior to the initiation of the audit or visit to the Facility and, if necessary the Warehouse, set forth in Section 8.2.1, which shall be conducted on a mutually agreeable date and time, and with a mutually agreed duration, agenda, and visitor list. Notwithstanding the foregoing, if the audit or visit is required for cause (i) due to safety reasons that necessitate immediate audit of or visit to the Facility or (ii) Client asserts that a violation of the Quality Agreement has occurred which cannot be resolved through the normal Core Team / JSC process, the foregoing sentence shall not apply and Client may conduct such audit or visit as soon as reasonably possible by providing SBL with a prior notice by email. Access to SBL’s facilities shall be coordinated with SBL so as to minimize disruption to SBL’s ability to perform services for its other clients. Client representatives must comply with all of SBL’s cGMP, confidentiality and security procedures and protocols during such observations, consultations, and inspections. SBL shall at all times cooperate and provide all the necessary documents reasonably required by Client during such audit; provided that, to the extent necessary, SBL may redact that portion of documents to protect the confidential information of its other clients. Client shall be responsible for any costs and liability to the extent caused by Client’s or its representatives’ failure to comply with SBL’s security, safety or confidentiality procedures.
8.3    Responsibility for Recalled Product. For a Commercial Product, either Party shall notify the other Party as soon as practicably possible if any Commercial Product is the subject of a threatened or actual recall by a Regulatory Authority (a “Recall”) which may be attributable to any Service or Manufacture by or on behalf of SBL hereunder. Client shall be responsible for conducting all Recalls and shall make all decisions regarding, and in all events shall have sole authority for, conducting any recalls, market withdrawals or corrections with respect to the Product and SBL shall at all times provide its reasonable assistance and cooperation to Client in conducting such Recalls to the extent the Recall arises out of SBL’s Manufacture of the Product. Details regarding the roles and responsibilities of the Parties in regard to Recalls are set forth in the applicable QAG. If such Recall results solely from SBL Assignable Error, SBL shall be responsible for direct and documented out-of-pocket costs associated with such Recall subject to Section 14 of this Agreement and the section on limitation of liability in the applicable PSA, and will replace the Recalled Products with new Products, contingent upon the receipt from Client of all Client Materials required for the Manufacture of the replacement Product. If SBL is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the Client Materials), then SBL shall [***]. In all other circumstances, Recalls will be made at Client’s cost and expense. The provisions of this Section 8.3 shall not apply to any Clinical Product and shall be Client’s sole and exclusive remedy with respect to a Recall.
For the purpose of this Section, Recall expenses shall not include [***] or [***] that is the subject of the Recall. If SBL and Client cannot agree which Party is at fault or whether a Recall was reasonably beyond the control of the Parties, then an independent third party technical expert of international repute, acceptable to both Parties, shall be designated to make such determination. The designated technical expert shall not be an employee, consultant, officer, director or shareholder of, or otherwise associated with, SBL, Client or their respective Affiliates. The technical expert’s determination will be binding and conclusive upon the Parties. The cost of designating such technical expert shall be borne by the Party determined at fault, and if neither Party is determined to be at fault, then the cost of such technical expert shall be borne by both Parties in equal proportion.
SECTION 9    CONSIDERATION AND PAYMENT TERMS
9.1    Consideration. In consideration for SBL’s performing the Services and other obligations undertaken by SBL pursuant to a PSA, Client shall pay SBL (i) amounts as set forth in the applicable PSA (the “Service Fee”); (ii) a handling surcharge of a certain percentage or certain amount (not to exceed [***]) to be set forth in the applicable PSA of the costs of Raw Materials paid by SBL (including but not limited to taxes and customs duties/fees); (iii) a handling surcharge of a certain amount to be set forth in the applicable PSA related to the Client Materials (which shall be based on the actual costs of such materials as supported by reasonable documentary evidence as opposed to the market value thereof and which may include taxes and customs duties/fees); and (iv) storage fees as set forth in the relevant PSA.
9.2    Invoices.
9.2.1    Service Fee of the Project Stages and Batches. Batches of Product shall be invoiced upon SBL’s release of a Batch of Product pursuant to Section 5.9.2. Otherwise, Service Fees shall be invoiced according to the invoicing plan set forth in the applicable Project Plan or applicable PSA. SBL’s invoices pursuant to this MSA shall be electronic, unless otherwise agreed by the Parties.
9.2.2    Raw Materials. With respect to the Raw Materials, SBL shall submit invoices to Client for the applicable Raw Materials cost (including any agreed upon safety stock) according to Section 9.1. SBL shall submit an invoice to Client (i) for the cost [***] procured upon receipt of the invoice from vendors/suppliers; and (ii) for the cost of [***] used by SBL in Manufacturing a Batch of Product in a project stage upon completion of such project stage or upon SBL’s release of a Batch of Product as applicable. Notwithstanding the foregoing, the Parties shall collaborate in the selection of the vendors of the Raw Materials. All such vendors shall be approved by Client before supplying SBL with Raw Materials for any Product.
9.2.3    Client Materials. With respect to the Client Materials, which shall be supplied by Client to SBL at no cost during SBL’s performance the Service, SBL shall submit an invoice to Client in an amount as set forth in Section 9.1 upon SBL’s completion of such project stage of the Service SBL’s release of a Batch of Product, as applicable.
9.3    Payment.
9.3.1    Mode of Payment; Foreign Exchange. All payments for undisputed amounts to SBL due under the MSA or any applicable PSA shall be made within [***] calendar days from the receipt of the SBL’s invoice in USD $ by means of telegraphic transfer to the account with the bank designated by SBL in the foregoing invoice. For the purpose of computing payment amounts incurred in a currency other than USD$, such currency shall be converted into USD$ using the basic exchange rate published by Bloomberg (or its successor institution) on its website “http://www.bloomberg.com/markets/currencies” (or any other website that may be used by Bloomberg or its successor institution for publication of currency exchange rates) at the opening of business on such invoice date.
9.3.2    Taxes. All prices and charges are exclusive of any applicable taxes, levies, imposts, duties and fees of whatever nature imposed by any law or regulations in any country in respect of the Services, importation or exportation of Raw Materials, Client Materials, Batches, and Product, which shall be paid by Client. For the avoidance of doubt, the foregoing shall not include any taxes imposed on the income or profit of SBL and any withholding tax lawfully levied on any payment to be made by Client to SBL, each of which shall be solely borne by SBL. Client shall pay or reimburse SBL for all customs duties and taxes in connection with the purchase, sale, importation or exportation of any Raw Materials, Client Materials, Batches, or Product or the provision of Services, except to the extent such duties and taxes are recoverable by or refundable to SBL. SBL agrees to assist Client in claiming exemption under double taxation or similar agreement or treaty from time to time in force to obtain a refund of any customs duties, value added taxes, and other taxes payable by SBL.
9.3.3    Price Adjustments. The Service Fees as set forth in the applicable PSA, shall be adjusted annually, on the last day of January, effective January 1, 2019, by the percentage change in the consumer price index as published by the Bank of Korea for the immediately preceding twelve (12) months, provided, that such adjustment shall [***] period. The relevant date for price adjustment under this Section shall be the issue date of SBL’s invoice.
9.3.4    Default Interest. Any amount that is not paid by a Party to the other when due under the MSA or any PSA shall bear default interest at the rate of the lesser of: (a) [***] percent ([***]%) per annum from the day following the due date until paid in full, or (b) the [***]. In the event there is an undisputed amount which is invoiced by SBL but not paid by Client for more than [***] after the due date, such event shall be considered a material breach of the relevant PSA.
SECTION 10    CONFIDENTIALITY
10.1    Confidential Information. If a Party intends to disclose its Confidential Information in writing, in electric file or format or in other tangible manner, such Party will make reasonable efforts to indicate it is confidential; and if to disclose orally, visually or in other intangible manner, such Party will make reasonable efforts to reduce it in writing or in electric file or format, identified as confidential and delivered to another Party within thirty (30) days after such oral or visual disclosure: provided, however, that, in each case of the foregoing, a failure to do so shall not deny, negate or destroy the confidential nature of any Party’s Confidential Information that is disclosed to the other Party, and no such failure shall serve as conclusive evidence that the disclosed information shall not be considered Confidential Information by and between the Parties. Furthermore, the existence and terms of the MSA shall be deemed to be the Confidential Information of both Parties.
Notwithstanding the foregoing, Confidential Information shall not include the information, which as evidenced by written records:
(a)    was at the time of disclosure by the Disclosing Party hereunder publicly known or available;
(b)    after disclosure by the Disclosing Party hereunder, became publicly known or available by publication or otherwise, other than by an authorized act or omission by the Receiving Party;
(c)    was in the possession of the Receiving Party without confidentiality restriction at the time of the disclosure by the Disclosing Party hereunder, as can be proven by documentary evidence;
(d)    was lawfully received from any third party having the lawful right to make such disclosure, without obligation of confidentiality; or
(e)    was independently developed by the Receiving Party’s directors, officers or employees without reference to the Disclosing Party’s Confidential Information, as demonstrated by records contemporaneous with such development.
10.2    Confidentiality. The Receiving Party recognizes the proprietary and confidential nature of the Disclosing Party’s Confidential Information and agrees that no right, title, ownership, license, or interest of any character in the Disclosing Party’s Confidential Information other than as specifically granted herein, is conveyed or transferred to the Receiving Party. Both Parties further agree to maintain the Disclosing Party’s Confidential Information in confidence and not to disclose or divulge the Disclosing Party’s Confidential Information, in whole or in part, to any third party, and not use the Disclosing Party’s Confidential Information for any purpose other than pursuing the MSA. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential or proprietary information of like importance, but in any event no less than reasonable care. The Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to its and those of its directors, officers, employees, consultants and agents (“Representatives”) who have a need to know the Disclosing Party’s Confidential Information for performance of the Service and implementation of the MSA, provided that, the Receiving Party shall undertake procedures to ensure that each of its Representatives to whom the Disclosing Party’s Confidential Information is disclosed understands (i) the confidential nature of the Disclosing Party’s Confidential Information and (ii) that he or she is under an obligation similar to those contained herein to hold the Disclosing Party’s Confidential Information disclosed strictly confidential. Notwithstanding anything herein to the contrary, neither Party shall disclose any Confidential Information of the other Party to any of its Affiliates without the express advance written approval of the Party whose Confidential Information is to be disclosed. In the event that either Party determines that applicable securities laws require disclosure of Confidential Information, such Party shall promptly notify the other Party, and the Parties shall cooperate in making a disclosure (joint disclosure if necessary) which shall meet the requirements of the applicable securities laws.
10.3    Authorized Disclosures. Disclosure is permitted in the event that (a) the Disclosing Party’s Confidential Information is reasonably required to obtain or maintain any Regulatory Approvals for the Products in any or all jurisdictions or (b) the Disclosing Party needs to disclose such Confidential Information to comply with Applicable Law; provided that such Receiving Party shall (1) notify the Disclosing Party in writing within a reasonable time prior to any such disclosure to allow the Disclosing Party to protect its Confidential Information, and (2) exercise its Commercially Reasonable Efforts to limit disclosure of the Disclosing Party’s Confidential Information to that which is necessary for compliance and to otherwise maintain the confidentiality of the Confidential Information.
10.4    Survival of Confidential Obligations. The confidentiality obligations of the Receiving Party pursuant to this MSA shall survive for a period of five (5) years from the expiration or termination of this MSA.
10.5    Return of the Confidential Information. All written, printed or other tangible Confidential Information of the Disclosing Party disclosed under the MSA, and all copies thereof shall be returned to the Disclosing Party (or destroyed at the Disclosing Party’s request) by the Receiving Party within thirty (30) business days from the written request by the Disclosing Party. All Confidential Information disclosed electronically shall be completely deleted and destroyed by the Receiving Party within thirty (30) Business Days from the written request by the Disclosing Party. Notwithstanding the foregoing, (i) digital backup files automatically generated by the Receiving Party’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with the Receiving Party’s retention policy, and (ii) a single copy of the Confidential Information may be retained in the secured files of the Receiving Party for the sole purpose of determining the scope of obligations incurred by it under the MSA provided that the Receiving Party shall keep such Confidential Information in confidence and will use the Confidential Information solely to comply with the terms of the MSA as well as the applicable law, rule and regulation.
SECTION 11    OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY
11.1    Reference Standard, Client Technology, Client Materials, Cell Line, and Product. SBL hereby understands and agrees that all rights to, titles of and interests in the Reference Standards, Client Technology, Client Materials, and Cell Line belong to Client, unless otherwise specifically provided herein.
11.2    Background Intellectual Property. It is acknowledged that each Party possesses Background IP. Any Intellectual Property relating to the Reference Standards, Client Technology, Client Materials and Cell Line owned and/or controlled by Client as of the date of provision of such Reference Standards, Client Technology, Client Materials and Cell Line by Client to SBL pursuant to Section 5.1 or otherwise under this MSA or any PSA, shall be deemed to be included in the Background IP of Client. Any new Intellectual Property that is derived from, or arises out of, a Party’s Background IP shall be owned by such Party.
11.3    Inventions. Any Intellectual Property arising out of or resulting from the Services under the MSA, but not derived from either Party’s Background IP shall be hereinafter collectively called an “Invention”.
11.3.1    Client Invention. Any Invention that (i) is [***] by one or more employees or officers of Client (or its third party consultant or subcontractor) or (ii) does not constitute an SBL Invention or Joint Invention shall be the sole property of Client (“Client Invention”). Client may use any Client Invention for any purpose, including filing patent application and SBL shall provide reasonable cooperation to Client at the expense of Client (as to all reasonable out-of-pocket expenses incurred by SBL that are supported by adequate documentation). Client hereby grants SBL a [***] and license to use such Background IP of Client and the Client Invention during the Term for the sole purposes of [***] in accordance with the MSA on behalf of Client or its designee. This Section 11.3 shall survive the expiration or earlier termination of the MSA and continue in effect as long as the intellectual property right to such Client Invention is legally valid.
11.3.2    SBL Invention. Any Invention that is [***] by one or more employees or officers of SBL (or its third party consultant or subcontractor) and which is not derived from, or arises out of Client Background IP, the Product, the Cell Line or Client’s Confidential Information or any other proprietary right of Client or its third party vendors, contractors, or other partners or clients under or in connection with the MSA, shall be the sole property of SBL (“SBL Invention”), and shall not be deemed to be Client Invention or Joint Invention for the purposes of the MSA; provided, however, that SBL grants to Client a [***] license under such Background IP of SBL and the SBL Invention to [***].
11.3.3    Client-SBL Joint Invention. Any Invention that is [***] by one or more employees, or officers of SBL (or its third party consultant or subcontractor) on the one hand and one or more employees, officers, agents or contractors of Client (or its Affiliates) on the other hand, and (i) which is not otherwise a Client Invention or a SBL Invention, or (ii) is not an improvement to a Party’s Background IP, shall be jointly owned by Client and SBL (a “Joint Invention”), and shall not be a Client Invention or SBL Invention for the purposes of the MSA. Subject to the terms and conditions of the MSA, any such Joint Invention may be exploited by SBL or Client without compensation and liability of other obligation (including accounting obligations) to the other Party, and each Party has a non-exclusive, royalty-free, worldwide license, with the right to sublicense, under its interest in such Joint Inventions. For clarity, any Intellectual Property rights (including patents) and Inventions [***] shall in all events be owned solely by Client and nothing herein conveys any right, title or interest in such to SBL.
SECTION 12    WARRANTIES.
12.1    The Parties’ General Warranties. Each Party warrants and represents that: (i) it has the corporate power and authority to enter into this MSA and has taken all necessary action on its part required to authorize the execution, delivery and performance of this Agreement; (ii) it is aware of no legal, contractual or other restriction, limitation or condition that might adversely affect its ability to enter into this MSA and perform its obligations hereunder; (iii) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (iv) this MSA (a) has been duly executed and delivered by a duly authorized representative of it, and (b) is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (v) the execution, delivery and performance of this Agreement by it does not and will not (a) violate any Applicable Laws applicable to it, or (b) violate or conflict with any provision of its Articles of Incorporation or By-laws or other organizational documents.
12.2    Client’s Warranties. Client represents and warrants to SBL that as of the Effective Date of the MSA and during the Term: (a) the formulation, composition, use, distribution, marketing, or sale of the Product shall comply with all Applicable Laws and that during the Term, Client will perform all obligations and take other necessary actions to be in compliance with such requirements, Applicable Laws, rules and regulations, including applicable cGMPs; (b) Client will comply with all Applicable Laws, and that it will keep SBL informed of any information known to Client which would affect SBL’s provision of the Service hereunder; (c) all Reference Standard, Client Technology, Client Materials, and Cell Line provided to SBL by or on behalf of Client will be suitable for the Manufacture of the Product; and (d) to the best of Client’s knowledge, SBL’s use of the Client Materials, Manufacturing Process, and Client Technology as directed, or consented in writing by Client for the purpose of the Service and to the extent as set forth in the MSA will not infringe any third party’s Intellectual Property rights.
12.3    SBL’s Warranties. SBL represents and warrants that:
12.3.1    As of the Effective Date and during the Term, (i) SBL is the lawful owner, lessee, operator, or licensee of the Facility, equipment, machinery, as well as permissions required, to enable SBL to perform its obligations under this MSA, and (ii) to the best of SBL’s knowledge, none of the SBL Inventions or SBL Background IP infringes any third party Intellectual Property, nor will SBL’s provision of the Services or Products or any other deliverables under this MSA (other than those directed by the Client) infringe on the Intellectual Property rights of any third party.
12.3.2    All Product Batches, at the time of delivery to Client’s designated carrier, shall (a) conform to the Specifications (except for Pilot Batches and Engineering Batches unless otherwise agreed); (b) be Manufactured, packaged, handled and stored in compliance with the requirements of cGMPs (except for Pilot Batches and Engineering Batches unless otherwise agreed) and all Applicable Laws; (c) comply with the Standard Operating Procedures; (d) be Manufactured in compliance with the Quality Agreement; (e) be transferred free and clear of any liens, claims or encumbrances of any kind; and (f) be free from material defects at the time supplied to Client, provided however that after Client’s acceptance of the Product, Client’s remedy for any breach of the warranty set forth in this Section 12.3.2(f) will be pursuant to Section 5.9.2(a)(iv) (Latent Defect), Section 8.3 (Responsibility for Recalled Product) and Section 13.1 (Indemnification by SBL), as applicable.
12.4    No Other Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION OR IN ANY PSA ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (ARISING BY OPERATION OF LAW OR OTHERWISE), INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN.
SECTION 13    INDEMNIFICATION
13.1    Indemnification by SBL. SBL shall indemnify and hold harmless Client, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude Client Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands, or actions based upon (i) gross negligence or willful misconduct of SBL or its officers, directors, employees or agents, including any subcontractor or vendor used in the Manufacture of Product, (ii) any claim that the use of any production or Manufacturing Process employed by SBL (other than those directed by the Client) in the provision of the Services and Products under this MSA infringes on any third party’s Intellectual Property rights, in each case (i) and (ii) except to the extent that such Damages are caused by the causes as set forth in Section 13.2 for which Client is obliged to indemnify, or (iii) breach of the representations, warranties and covenants of SBL.
13.2    Indemnification by Client. Client shall indemnify and hold harmless SBL, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude SBL Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands or actions based upon (i) gross negligence or willful misconduct of Client or its officers, directors, employees or agents, or (ii) any claim that the use of the Client Materials, Manufacturing Process, and/or Client Technology, as well as any tests, studies, experiments, or other activities undertaken at the direction of, or with the written consent of, Client infringes any third party’s Intellectual Property rights; in each case (i) and (ii) except to the extent that such Damages are caused by the causes as set forth in Section 13.1 for which SBL is obliged to indemnify, or (iii) breach of the representations, warranties and covenants of Client.
13.3    Indemnification Procedure. The foregoing indemnification by SBL or Client shall be conditioned, if and to the extent Damages are based on or related to a third party claim, upon a Party who intends to claim indemnification under Sections 13.1 and 13.2 (the “Indemnified Party”) (i) providing written notice to the other Party (“Indemnifying Party”) within twenty (20) calendar days after the Indemnified Party have been given written notice of such third party claim, provided that absence or delay of such prior written notice will not relieve the Indemnifying Party of its obligation to indemnify except to the extent such absence or delay materially prejudices the Indemnifying Party’s ability to defend the third party claim; (ii) permitting the Indemnifying Party, upon timely notice by the Indemnified Party, the opportunity to assume full responsibility (at the Indemnifying Party’s cost and expense) for the investigation and defense of any such claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnifying Party shall keep the Indemnified Party informed as to the progress of the defense of any claim and that the Indemnified Party shall cooperate in such defense and shall make available all records, materials and witness reasonably requested by the Indemnifying Party in connection therewith; and (iii) not settling or compromising any such claim admitting liability of the Indemnified Party without the Indemnifying Party’s prior written consent, with such consent not to be unreasonably denied, withheld or conditioned.
SECTION 14    DISCLAIMER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY
14.1    Disclaimer of Consequential Damages. EXCEPT WITH RESPECT TO A PARTY’S WILLFUL MISCONDUCT OR [***], NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES.
14.2    Limitation of Liability. Specific caps on Damages shall be set forth in the applicable PSA.
SECTION 15    TERM AND TERMINATION OF AGREEMENT
15.1    Term. This MSA will become effective as of the Effective Date and will be in effect for as long as a PSA is in effect (the “Term”). Unless otherwise set forth therein, each PSA will have its own initial term as stated therein and shall automatically renew for successive terms of two (2) years each unless either Party gives written notice to the other Party of its intention to terminate the PSA at least [***] prior to the end of the then current PSA term.
15.2    Termination. This MSA or a PSA may be earlier terminated as set forth in this Section 15.2.
15.2.1    Material Breach. A Party may terminate this MSA or any applicable PSA for a material breach by the other Party; provided, however, that the non-breaching Party shall give the breaching Party written notice of such breach and if the breaching Party fails to commence Commercially Reasonable Efforts to cure that breach within [***] after receipt of such written notice, then the non-breaching Party may terminate this Agreement on [***] written notice after expiration of such [***] period. This MSA shall terminate if all effective PSAs are terminated.
15.2.2    Insolvency. This MSA may be terminated by either Party upon written notice at any time during the MSA if the other Party: (a) files in any court pursuant to any statute a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party, or of its assets; (b) proposes a written agreement of composition for extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding which is admitted in the court; or (d) makes an assignment for the benefit of its creditors. The Party affected shall immediately notify the other Party in writing of the occurrence of any of the foregoing events.
15.2.3    Force Majeure. Either Party may terminate a PSA if a Party is unable to perform its obligations pursuant to a PSA in the event of a Force Majeure Event in accordance with Section 17.3.
15.2.4    Other Specified Events. The Parties may additionally terminate a PSA as set forth in the applicable PSA.
15.3    Effect of Expiration or Termination.
15.3.1    Payment of Amounts Due. Expiration or termination of the MSA or PSA for any reason shall not exempt any Party from paying to any other Party any undisputed amounts owing to such Party at the time of such expiration or termination.
15.3.2    Decommissioning. Upon expiration or termination of a PSA for any reason, SBL shall cease and refrain from the Services described in any applicable PSA (including the Manufacturing and supplying the Product) for Client unless otherwise provided in the following Sections 15.3.2(a) to 15.3.2(d), and both Parties shall pursue decommissioning activities as set forth hereunder or pursuant to the terms of the applicable PSA, in which case the terms of the applicable PSA shall govern. All costs related to decommissioning activities shall be identified and agreed to upon the expiration or termination of the applicable PSA, and shall be allocated as set forth in this Section 15.3.2, or pursuant to the terms of the applicable PSA, or otherwise as mutually agreed between the Parties.
(a)    Fully Manufactured Product.
(i)    If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, upon Client’s election, SBL shall (i) deliver already fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA or (ii) destroy such Product. If Client elected (i) above, Client shall pay [***] and any related costs or fees for the Service relating to such Product in accordance with the terms and conditions of the MSA and applicable PSA, and if Client elected (ii) above, SBL shall [***].
(ii)    If SBL terminates a PSA pursuant to Section 15.2.1, or 15.2.2 upon SBL’s election, SBL may (1) deliver the fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA (including the current Firm Period or Binding Year in the PSA) or (2) destroy such Product. If SBL elected (1) above, Client shall pay [***]and any related costs or fees for the Service relating to such Product in accordance with the terms and conditions of the MSA and applicable PSA, and if SBL elected (2) above, Client shall [***].
(iii)    If either Party terminates a PSA pursuant to Section 15.2.3, both Parties shall negotiate in good faith manner for the handling of the fully Manufactured Product and the allocation of costs and expenses between the Parties.
(iv)    If a PSA is naturally expired pursuant to Section 15.1, the provisions of (ii) above shall apply.
(b)    Client Materials being used for the Service (Product in Process).
(i)    If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, upon Client’s election, SBL shall (1) continue to use the Client Materials being used for the Manufacturing hereunder (the Product in process) and deliver the fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA, or (2) deliver to Client or destroy such Product in process. If Client elected (1) above, Client shall pay [***] and any related costs or fees for the Service relating to the fully Manufactured Product in accordance with the terms and conditions of the MSA and applicable PSA, and if Client elected (2) above, SBL shall [***].
(ii)    If SBL terminates a PSA pursuant to Section 15.2.1 or 15.2.2, upon SBL’s election, SBL may (1) continue to use the Client Materials being used for the Manufacturing hereunder (the Product in process) and deliver the fully Manufactured Product to Client in accordance with the terms and conditions of the MSA and applicable PSA, or (2) destroy such Product in process, provided that SBL shall not destroy any Product in process if Client requests that SBL return all Product in process and any Client Materials to Client, at Client’s expense. If SBL elected (1) above, Client shall pay [***] and any related costs or fees for the Service relating to the fully Manufactured Product in accordance with the terms and conditions of the MSA, and if SBL elected (2) above, Client shall [***].
(iii)    If either Party terminates a PSA pursuant to Section 15.2.3, both Parties shall negotiate in good faith manner for the handling of the Client Materials being used for the Manufacturing hereunder (Product in process) and the allocation of costs and expenses between the Parties.
(iv)    If a PSA is naturally expired pursuant to Section 15.1, the provisions of (ii) above shall apply.
(c)    Client Materials, Cell Line, and Reference Standards. Upon expiration or termination of a PSA, upon Client’s election, SBL shall deliver to Client and/or destroy all remaining Client Materials (subject to Sections 15.3.2(a) and 15.3.2(b)), all remaining Cell Line vials, Reference Standards and other materials required for Manufacturing.
The costs and expenses for such activities shall be borne by the Parties as follows:
(i)    If Client terminates the PSA pursuant to Section 15.2.1 or 15.2.2, SBL shall [***] and SBL shall [***];
(ii)    If SBL terminates the PSA pursuant to Section 15.2.1 or 15.2.2, Client shall [***];
(iii)    If either Party terminates the PSA pursuant to Section 15.2.3, both Parties shall negotiate in good faith manner the allocation of all such costs and expenses for such activities; and
(iv)    If a PSA is naturally expired pursuant to Section 15.1, SBL shall return all remaining Client Materials, Cell Line vials, Reference Standards and other materials to Client at Client’s cost.
(d)    Raw Materials.
(i)    If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2 and if Client so elects, SBL shall deliver the remaining Raw Materials to Client for Client’s payment of SBL’s cost to procure such Raw Materials, or dispose of them at Client’s election. SBL shall [***].
(ii)    If SBL terminates a PSA pursuant to Section 15.2.1 or 15.2.2, SBL may deliver the remaining Raw Materials to Client or dispose of them at SBL’s election. If so delivered, Client shall pay [***] to SBL and bear the costs and expenses for the [***] by SBL.
(iii)    If either Party terminates a PSA pursuant to Section 15.2.3, both Parties shall negotiate in good faith for the handling of the Raw Materials and the allocation of costs and expenses between the Parties.
(iv)    If a PSA is naturally expired pursuant to Section 15.1, and if Client so elects, SBL shall deliver the remaining Raw Materials to Client for Client’s payment of SBL’s cost to procure such Raw Materials, or dispose of them. Client shall [***].
(e)    Outstanding Obligations Regarding Purchase of Product.
(i)    If Client terminates a PSA pursuant to Section 15.2.1 or 15.2.2, Client shall [***] including but not limited to [***], or otherwise; provided, however, that Client shall [***], pursuant to the terms of this MSA and PSA.
(ii)    If SBL terminates a PSA pursuant to Section 15.2.1 or 15.2.2, [***], unless specifically stipulated otherwise in the applicable PSA.
(iii)    For all other cases of termination of a PSA other than subsection (i) or (ii) above, the outstanding obligations regarding purchase of Product will be expressly set forth in the applicable PSA.
(f)    Outbound Technology Transfer.
(i)    Upon expiration or termination of this Agreement or any PSA, upon Client’s request prior to or following termination or expiration of this Agreement or a PSA, which request shall be made within [***] days of such termination or expiration, SBL shall provide reasonable assistance and cooperation to Client (or its designee), at Client’s cost and expense, to facilitate transfer of the Manufacturing Process, including all information, materials and documentation necessary to Manufacture the Product (the “Outbound Technology Transfer”) from SBL to Client or Client’s designee. Notwithstanding anything to the contrary, when providing the Outbound Technology Transfer, SBL shall not be obligated to provide information to the extent such information is confidential to SBL or confidential to SBL’s any other customer, provided that SBL shall provide information related to the Product or Services required by a Regulatory Authority.
(ii)    SBL shall provide Outbound Technology Transfer with a capacity of a total maximum of [***] (provided by qualified personnel), which represents [***] per Business Day for [***]. Both Parties shall endeavor to allocate sufficient resources for the Outbound Technology Transfer. SBL will have no obligation to provide Outbound Technology Transfer more than [***] after termination or expiration of the MSA or applicable PSA, provided however that in the event Client reasonably requests additional manhours for Outbound Technology Transfer during the [***] period, the JSC shall mutually agree on the number of additional manhours for SBL to provide, and Client shall be responsible for any and all additional costs. For clarity, SBL’s assistance shall be time-based, and SBL shall in no way guarantee or ensure that after the Outbound Technology Transfer is complete, Client or Client’s designee will be able to Manufacture the Product.
(iii)    During the Term, Client may request SBL to provide [***] to Client [***]. Upon written request from Client, SBL shall conduct an [***] on the same terms and conditions as provided in Section [***].
(g)    Survival. Any termination or expiration of this MSA shall not affect any outstanding obligations due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the Parties may have under this MSA. For greater certainty, except as otherwise expressly provided, termination or expiration of this MSA, irrespective of the cause, shall not affect any rights or obligations which, from the context thereof, are intended to survive termination or expiration of this MSA, including but not limited to Sections 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17.
SECTION 16    ARBITRATION
16.1    Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this MSA, or the rights or obligations of the Parties hereunder, the Parties shall first try to settle their differences amicably between themselves through the Core Team and then JSC level. Thereafter, either Party may initiate informal dispute resolution on the executive level by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice appropriate executives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within the said thirty (30) days, either Party may refer the matter by written notice to the Chief Executive Officer of the other Party, or his/her designee, and the Chief Executive Officer of such Party, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article 16.
16.2    Arbitration. If the Parties do not fully settle a dispute pursuant to Section 16.1, and a Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (“ICC”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof to enforce the arbitration award. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business, and within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, United States and all proceedings and communications shall be in English. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s direct compensatory damages, other than with respect to damages arising out of a Party’s willful misconduct or grossly negligent breach of confidentiality or intellectual property obligations under this MSA, and in all cases, any decision or determination by the arbitrators shall comply with Article 14, as applicable. The Parties agree that, in the event of a good faith dispute as set forth in Section 3.6.1, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.
16.3    Costs and Fees. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by Applicable Law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days after the service of the award on such Party.
SECTION 17    MISCELLANEOUS
17.1    Notices. Any notice required or permitted under the MSA shall be in writing with duly authorized signature and made to the following addresses or facsimile numbers:

If to Client:

Immunomedics, Inc.
300 American Road
Morris Plains, NJ 07950
Attention: CEO

With a copy to:

DLA Piper LLP
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704
United States
Attention: Andrew Gilbert, Esq.

If to SBL:

Samsung BioLogics Co., Ltd.
300, Songdo bio-daero, Yeonsu-gu
Incheon 21987, South Korea
Attention: Head of Corporate Business Planning
Facsimile: +82-32-455-3242

With copy to: SBL Contract Legal Compliance Team
Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section 17.1.
Any notice shall be deemed to have been delivered on the date of delivery of delivered personally, or on the next day of sending if sent by facsimile, or on the fifth day of posting if sent by registered or certified mail with return receipt requested and postage prepaid.
17.2    Governing Law. This MSA shall be construed and interpreted in accordance with the laws of State of New York, United States and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by the MSA.
17.3    Effect of Force Majeure Event. Except as set forth in this Section 17.3, neither Party (the “Affected Party”) shall be liable to the other Party (the “Non-Affected Party”) for failure or delay to perform its obligation under the MSA or any applicable PSA when such failure or delay is due to riots, storms, fires, explosions, floods, earthquakes, war, embargoes, blockades, insurrections, an act of God or any other cause similar thereto which is beyond the control of the Affected Party including those affected upstream suppliers (“Force Majeure Event”).
Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations under the MSA. If a condition constituting Force Majeure Event as defined herein exists for more than [***], the Parties shall negotiate a mutually satisfactory solution to the problem, if practicable, including termination of this MSA upon [***] written notice from the failure of reaching a mutually satisfactory solution to the Force Majeure Event, or the use of a third party to fulfill the obligations hereunder of the Party invoking Force Majeure Event, at the expense of the party invoking Force Majeure Event.
17.4    Assignment. Neither Party shall assign, in whole or in part, the MSA or any PSA without the prior written consent of the other Party, such approval not to be unreasonably withheld. Notwithstanding the above, Client may, without such consent, assign the MSA and/or any PSAs to (i) its Affiliate or (ii) any purchaser of Client’s rights relating to the Product or all or substantially all of the assets of Client, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity. In such case, such third party shall subscribe in writing to be bound to this MSA and applicable PSAs, and Client shall remain liable to SBL, on a joint and several basis, for full performance of the assignee third party’s obligations and covenants under this MSA if such assignee is an Affiliate. For clarity, in the event that any Party assigns this MSA as permitted under this Section 17.4, it shall be required to contemporaneously assign any and all PSAs which are then in effect together with this MSA.
17.5    No Grant of License. Nothing in the MSA shall affect, or grant any right to, patents, know-how or other intellectual property owned by either Party prior to the commencement of the MSA unless otherwise expressly provided in the MSA.
17.6    No Right to Use Names. Except as expressly provided herein, no right, expressed or implied, is granted by the MSA to use in any manner the name of either of the Parties or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of the MSA, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may use such names as required under Applicable Laws, in connection with filings Regulatory Authorities or securities regulations, provided however that such Party provides reasonable advance written notice to the other Party.
17.7    Independent Contractors. The Parties hereto are independent contractors and nothing contained in the MSA shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.
17.8    Integration. This MSA, all PSAs, all QAGs, and the [***] Agreement constitutes the entire agreement between the Parties relating to the subject matter of the MSA and supersedes all previous oral and written communications or understandings between the Parties, including, without limitation, that certain Letter of Intent between the Parties, dated January 12, 2018 (as amended), and the Existing CDA with respect to the subject matter of the MSA.
17.9    Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to the MSA, any PSA or any QAG shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of the MSA, any PSA or any QAG in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of the MSA, any PSA or any QAG may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.
17.10    Severability. The Parties do not intend to violate any applicable law. However, if any sentence, paragraph, clause or combination of the MSA is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of the MSA shall remain binding, provided that such deletion does not alter the basic purpose and structure of the MSA.
17.11    Construction. The Parties mutually acknowledge that they have participated in the negotiation and preparation of the MSA. Ambiguities, if any, in the MSA shall not be construed against any Party, irrespective of which Party may be deemed to have drafted the MSA or authorized the ambiguous provision.
17.12    Interpretation. The captions and headings to the MSA are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of the MSA. Unless context otherwise clearly requires, whenever used in the MSA: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to the MSA; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); and (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years. Whenever any matter hereunder requires consent or approval, such consent or approval shall not be unreasonably withheld or delayed.
17.13    Counterparts. This MSA may be executed in two or more counterparts, including electronic or PDF counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed the MSA as of the date first above written.

Immunomedics, Inc.

Signature: /s/ Michael Pehl
Name: Michael Pehl
Title: Chief Executive Officer

Date: September 11, 2018

SAMSUNG BIOLOGICS CO., LTD.

Signature: /s/ Dr. Tae Han Kim
Name: Dr. Tae Han Kim
Title: Representative Director and President

Date: September 11, 2018